Exhibit 3.3

CORENERGY INFRASTRUCTURE TRUST, INC.

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF

7.375% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

CORENERGY INFRASTRUCTURE TRUST, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation (the “Charter”), authorizes the issuance of 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), issuable from time to time in one or more classes or series, and authorize the Board of Directors to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption of such unissued shares.

SECOND: In accordance with Section 2-208(b) of the Maryland General Corporation Law and pursuant to the authority expressly vested in the Board of Directors by Article VI of the Charter, the Board of Directors has duly classified and designated 23,000 unissued shares of Preferred Stock into a separate series designed as “7.375% Series A Cumulative Redeemable Preferred Stock.”

THIRD: The following is a description of the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption of the 7.375% Series A Cumulative Redeemable Preferred Stock of the Corporation as set by the Board of Directors and Executive Committee of the Corporation.

Section 1. Number of Shares and Designation.

A series of Preferred Stock designated 7.375% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) is hereby established and the number of shares constituting such series shall be 23,000. The par value of the Series A Preferred Stock is $.001 per share. The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of the Series A Preferred Stock shall be subject in all cases to the provisions of Article VII of the Charter regarding limitations on ownership and transfer of the Corporation’s equity securities.

Section 2. Definitions.

“Aggregate Stock Ownership Limit” shall have the meaning set forth in Article VII, Section 7.1 of the Charter.

“Alternative Conversion Consideration” shall have the meaning set forth in Section 7(e) hereof.

“Alternative Form Consideration” shall have the meaning set forth in Section 7(e) hereof.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Stock.

“Business Day” shall mean any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

“Capital Gains Amount” shall have the meaning set forth in Section 3(g) hereof.

“Change of Control” shall mean, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing: (1) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than fifty percent (50%) of the total voting power of all shares of the Corporation entitled to vote generally in elections of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (2) following the closing of any transaction referred to in the foregoing clause (1), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

“Change of Control Conversion Date” shall mean the date the Series A Preferred Stock is to be converted, which shall be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which the Corporation provides the notice to the holders of the depositary shares representing interests in the Series A Preferred Stock.

“Change of Control Conversion Right” shall have the meaning set forth in Section 7(b) hereof.

“Charitable Beneficiary” shall have the meaning set forth in Article VII, Section 7.1 of the Charter.

“Charter” shall have the meaning set forth in the Preamble hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation.

“Common Stock Conversion Consideration” shall have the meaning set forth in Section 7(b) hereof.

“Common Stock Ownership Limit” shall have the meaning set forth in Article VII, Section 7.1 of the Charter.

“Common Stock Price” shall mean: (i) if the consideration to be received in the Change of Control by holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock, (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock on the principal U.S. securities exchange on which the Common Stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid prices and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if Common Stock is not then listed for trading on a U.S. securities exchange.

“Conversion Consideration” shall have the meaning set forth in Section 7(e) hereof.

“Corporation” shall have the meaning set forth in the Preamble hereof.

“Deposit Agreement” shall mean the depositary agreement, dated as of January 27, 2015 among the Corporation, the Depositary and the holders from time to time of Depositary Receipts, or a successor deposit agreement.

“Depositary” shall mean Computershare Trust Company, N.A. and Computershare Inc., jointly, or a duly appointed successor depositary.

“Depositary Receipts” shall mean the depositary receipts issued by the Depositary under the Deposit Agreement representing Depositary Shares.

“Depositary Share(s)” shall mean depositary shares, each representing a 1/100th interest in a share of Series A Preferred Stock at any time that the Series A Preferred Stock is being held by the Depositary under the Deposit Agreement.

“Dividend Payment Date” shall mean the last calendar day of each February, May, August and November of each year, commencing on May 31, 2015 (provided, however, that the dividend payable on May 31, 2015 will be paid on June 1, 2015 as May 31, 2015 is not a Business Day).

“Dividend Payment Record Date” shall mean the date designated by the Board of Directors for the payment of dividends that is not more than 30 or less than 10 days prior to the applicable Dividend Payment Date.

“Dividend Period” shall mean the period commencing on and including, a Dividend Payment Date (or if no Dividend Payment Date has occurred, commencing on, and including, the Original Issue Date), and ending on, and including, the day immediately preceding the next succeeding Dividend Payment Date (or in the case of a period during which any shares of Series A Preferred Stock shall be redeemed pursuant to Section 5 hereof, ending on, and including, the redemption date with respect to the shares of Series A Preferred Stock being redeemed).

“DTC” shall have the meaning set forth in Section 5(h) hereof.

“Event” shall have the meaning set forth in Section 6(d) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Cap” shall have the meaning set forth in Section 7(d) hereof.

“NASDAQ” shall mean the NASDAQ Stock Market, Inc. or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“NYSE” shall mean the New York Stock Exchange, Inc. or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“NYSE MKT” shall mean the NYSE MKT or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“Original Issue Date” shall mean the first date on which the Series A Preferred Stock is issued and sold in the form of Depositary Shares or otherwise.

“Parity Preferred” shall have the meaning set forth in Section 6(b) hereof.

“Preferred Directors” shall have the meaning set forth in Section 6(b) hereof.

“Preferred Dividend Default” shall have the meaning set forth in Section 6(b) hereof.

“Preferred Stock” shall have the meaning set forth in the Preamble hereof.

“Redemption Right” shall have the meaning set forth in Section 5(b) hereof.

“REIT” shall have the meaning set forth in Section 5(f) hereof.

“Series A Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Share Cap” shall have the meaning set forth in Section 7(b) hereof.

“Special Optional Redemption Right” shall have the meaning set forth in Section 5(c) hereof.

“Stock Split” shall have the meaning set forth in Section 7(c) hereof.

“Total Distributions” shall have the meaning set forth in Section 3(g) hereof.

“Transfer Agent” shall mean Computershare Trust Company, N.A. or such other agent or agents of the Corporation as may be designated by the Board of Directors or their designee as the transfer agent, registrar and dividend disbursing agent for the Series A Preferred Stock.

“Trust” shall have the meaning set forth in Article VII, Section 7.1 of the Charter.

Section 3. Dividends and Distributions.

(a) Subject to the preferential rights of the holders of any class or series of equity securities of the Corporation ranking senior to the Series A Preferred Stock as to dividends, the holders of the then outstanding Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.375% per annum of the $2,500.00 liquidation preference per share of the Series A Preferred Stock, which is equivalent to $184.375 per annum per share of the Series A Preferred Stock (or $1.84375 per annum per Depositary Share). Such dividends shall accrue and be cumulative from and including the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on June 1, 2015 (as May 31, 2015 is not a Business Day); provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The initial dividend payable on the Series A Preferred Stock will cover the period from the Original Issue Date to and including May 30, 2015 and will be paid on June 1, 2015, as May 31, 2015 is not a Business Day. The amount of any dividend payable on the Series A Preferred Stock for each full Dividend Period shall be computed by dividing $184.375 by four (4) regardless of the actual number of days in such full Dividend Period. The amount of any dividend payable on the Series A Preferred Stock for any partial Dividend Period including the initial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Payment Record Date. Notwithstanding any provision to the contrary contained herein, each outstanding share of Series A Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Payment Record Date equal to the dividend paid with respect to each other share of Series A Preferred Stock that is outstanding on such date.

(b) No dividends on the Series A Preferred Stock shall be declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, or payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Stock shall accrue whether or not (i) the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, (ii) the Corporation has earnings, (iii) whether or not there are funds legally available for the payment of such dividends and (iv) whether or not such dividends are authorized. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable. No interest shall be payable in respect of any accrued but unpaid dividend on the Series A Preferred Stock.

(d) Except as provided in Section 3(e) below, so long as any shares of Series A Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of Common Stock or shares of any other class or series of equity securities of the Corporation ranking, as to dividends and upon liquidation, on a parity with or junior to the Series A Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of equity securities ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of equity securities of the Corporation ranking, as to dividends or upon liquidation, on a parity with or junior to the Series A Preferred Stock be redeemed, purchased or otherwise acquired for any consideration and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (other than a purchase or other acquisition of shares of Common Stock made for purposes of and in compliance with the requirements of any employee benefit, incentive or similar plan of the Corporation or any subsidiary thereof, conversion into or exchange for other shares of any class or series of equity securities of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation and except for the acquisition of shares made pursuant to the provisions of Article VII of the Charter), unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so declared and set apart) upon the Series A Preferred Stock and the shares of any other class or series of equity securities ranking, as to dividends, on a parity with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and each such other class or series of equity securities ranking, as to dividends, on a parity with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of equity securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of equity securities (which shall not include any accrual in respect of unpaid dividends on such other class or series of equity securities for prior Dividend Periods if such other class or series of equity securities does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

(f) Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided herein. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable.

(g) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total distributions not in excess of the Corporation’s earnings and profits (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of capital stock (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series A Preferred Stock shall be in the same proportion that the Total Distributions paid or made available to the holders of Series A Preferred Stock for such taxable year bears to the Total Distributions for such taxable year made with respect to all classes or series of capital stock outstanding.

(h) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by distribution, redemption or other acquisition of the Corporation’s equity securities is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

Section 4. Liquidation Preference.

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of equity securities of the Corporation ranking, as to liquidation rights, junior to the Series A Preferred Stock, the holders of shares of Series A Preferred Stock then outstanding, after the payment of the Corporation’s debts and other liabilities, shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $2,500.00 per share (the “Liquidation Preference”), plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared). In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities of the Corporation ranking, as to liquidation rights, on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and each such other class or series of shares of equity securities ranking, as to liquidation rights, on a parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first-class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The (i) consolidation or merger of the Corporation with or into any other corporation, trust or entity, (ii) a statutory share exchange or (iii) the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Corporation.

Section 5. Redemption.

(a) Except pursuant to Article VII of the Charter or as otherwise permitted by paragraph (c) below, shares of Series A Preferred Stock shall not be redeemable by the Corporation prior to January 27, 2020.

(b) On or after January 27, 2020, the Corporation, at its option upon not less than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $2,500.00 per share, plus all accrued and unpaid dividends (whether or not declared) thereon to, but not including, the date fixed for redemption, without interest (the “Redemption Right”). If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If such redemption is to be by lot and, as a result of such redemption, any holder of a number of shares of Series A Preferred Stock would become a holder of a number of shares of Series A Preferred Stock in excess of the Aggregate Stock Ownership Limit because such holder’s Series A Preferred Stock was not redeemed, or was only redeemed in part, then, except as otherwise provided in the Charter, the Corporation will redeem the requisite number of shares of Series A Preferred Stock of such holder such that no holder will hold in excess of the Aggregate Stock Ownership Limit subsequent to such redemption.

(c) Upon the occurrence of a Change of Control, the Corporation will have the option upon written notice mailed by the Corporation in accordance with Section 5(i) below, to redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at $2,500.00 per share plus accrued and unpaid dividends, if any, to, but not including, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of redemption with respect to the Series A Preferred Stock (whether pursuant to the Redemption Right under Section 5(b) or the Special Optional Redemption Right under this Section 5(c)) the holders of Series A Preferred Stock will not have the conversion right described below in Section 7.

(d) Holders of Series A Preferred Stock to be redeemed shall surrender such shares of Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price of $2,500.00 per share and any accrued and unpaid dividends (whether or not declared) payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series A Preferred Stock has been given, (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends (whether or not declared), then from and after the redemption date dividends shall cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends (whether or not declared) payable upon such redemption, without interest. So long as no dividends are in arrears, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time either at a public or a private sale, all or any part of the Series A Preferred Stock or shares of any other class or series of equity securities of the Corporation ranking on a parity with the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares in open-market transactions duly authorized by the Board of Directors.

(e) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

(i) the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(ii) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two (2) years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(f) In accordance with Article VII of the Charter, shares of Series A Preferred Stock shall be redeemed to preserve the status of the Corporation as a real estate investment trust (“REIT”) for United States federal income tax purposes.  In the event of any redemption of the Series A Preferred Stock in order to preserve the status of the Corporation as a qualified REIT, such redemption shall be made in accordance with the terms and conditions set forth in this Section 5 of these Articles Supplementary (except that the Corporation shall not be required to provide the notice called for by Section 5(h)). If the Corporation calls for redemption any shares of Series A Preferred Stock pursuant to and in accordance with this Section 5(f), then, the redemption price for such shares will be an amount in cash equal to $2,500.00 per share together with all accrued and unpaid dividends (whether or not declared) thereon to and including the date fixed for redemption, without interest.

(g) Unless full cumulative dividends on all Series A Preferred Stock shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past Dividend Periods and the then-current Dividend Period, no Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock or any class or series of equity securities of the Corporation ranking, as to dividends or upon liquidation, on a parity with or junior to the Series A Preferred Stock (except by exchange for shares of equity securities of the Corporation ranking, as to dividends and upon liquidation, junior to the Series A Preferred Stock); provided, however, that the foregoing shall not prevent the purchase of Series A Preferred Stock by the Corporation in accordance with the terms of Section 5(a) or 5(f) hereof or Article VII of the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for United States federal income tax purposes or the purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(h) Notice of redemption shall be mailed by the Corporation, postage prepaid, as of a date set by the Corporation not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series A Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Transfer Agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the sufficiency of notice or validity of the proceedings for the redemption of any Series A Preferred Stock except as to a holder to whom notice was defective or not given. A redemption notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received the redemption notice. In addition to any information required by law or the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, each notice shall state (i) the redemption date; (ii) the redemption price; (iii) any conditions of redemption; (iv) the number of shares of Series A Preferred Stock to be redeemed; (v) the place or places where the shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; (vi) the procedure for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price; and (vii) that dividends on the Series A Preferred Stock to be redeemed shall cease to accrue on such redemption date. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

In the event the Corporation is exercising its Special Optional Redemption Right, the notice referred to above shall also state: (i) that the Series A Preferred Stock is being redeemed pursuant to the Corporation’s Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction(s) constituting such Change of Control and (ii) that the Series A Preferred Stock may not be tendered for conversion in connection with the Change of Control by the holder thereof and that each share of Series A Preferred Stock so tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

(i) Notwithstanding anything contained in this Section 5 to the contrary, if a redemption date falls after a Dividend Payment Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series A Preferred Stock at the close of business of such Dividend Payment Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series A Preferred Stock that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to and including the redemption date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock which are redeemed.

Section 6. Voting Rights.

(a) Holders of the Series A Preferred Stock shall not have any voting rights, except as provided by applicable law and as set forth in this Section 6.

(b) Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six (6) or more quarterly periods (whether or not declared or consecutive) (a “Preferred Dividend Default”), the holders of such shares of Series A Preferred Stock (voting separately as a class with all other series of preferred stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) will be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Directors”), and the number of directors on the Board of Directors shall increase by two, at a special meeting called by the holders of record of at least 20% of the Series A Preferred Stock (or the holders of any other series of Parity Preferred so in arrears), if such request is received 90 or more days before the date fixed for the next annual meeting of stockholders, or, if the request is received less than 90 days before the next annual meeting of stockholders, at the next annual meeting of stockholders, or at the Corporation’s sole discretion, a separate special meeting of stockholders to be held no later than 90 days after the Corporation’s receipt of such request, and thereafter at each subsequent annual meeting of stockholders until all dividends accumulated on such shares of Series A Preferred Stock for the past Dividend Periods and the dividend for the then-current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. The Preferred Directors shall be elected by a plurality of the votes cast by the holders of the outstanding shares of Series A Preferred Stock when they having voting rights set forth in this Section 6(b) and the outstanding shares of Parity Preferred (voting together as a single class) in the election to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold office terminates as described below, whichever occurs earlier.

(c) If and when all accumulated dividends for the past Dividend Periods and the dividend for the then-current Dividend Period on the Series A Preferred Stock shall have been paid in full or declared and a sum sufficient set aside for payment in full, the holders of shares of Series A Preferred Stock shall be divested of the voting rights set forth in Section 6(b) hereof (subject to revesting in the event of each subsequent Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current Dividend Period have been paid in full or declared and a sum sufficient set aside for payment in full on all other series of Parity Preferred, the term of office of each Preferred Director so elected shall terminate and the number of directors shall be reduced accordingly. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series A Preferred Stock when they have the voting rights set forth in Section 6(b) (voting separately as a class with the Parity Preferred). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights set forth in Section 6(b) (voting separately as a class with all other series of Parity Preferred). The Preferred Directors shall each be entitled to one vote per director on any matter.

(d) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of 66 2/3% of the shares of Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a single class), in addition to any other vote or consent of stockholders required by the Charter:

(i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the affairs of the Corporation or reclassify any authorized equity securities of the Corporation into such equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities; or

(ii) amend, alter or repeal the provisions of the Charter, including these Articles Supplementary, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any Event, so long as (a) the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged (taking into account that the Corporation may not be the surviving entity), or (b) the holders of Series A Preferred Stock receive equity securities with the rights, preferences, privileges and voting powers substantially the same as those of the Series A Preferred Stock, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of an Event; provided further that holders of the Series A Preferred Stock shall not be entitled to vote with respect to any increase in the amount of the authorized Common Stock or Preferred Stock or the creation or issuance of any other class or series of equity securities, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(e) The foregoing voting provisions of this Section 6 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(f) In any matter in which the Series A Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series A Preferred Stock shall be entitled to one vote per $2,500.00 of liquidation preference.

(g) Except as expressly stated herein, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger, conversion or consolidation of the Corporation or a sale of all or substantially all of the assets of the Corporation, irrespective of the effect that such merger, conversion, consolidation or sale may have upon the rights, preferences, privileges or voting power of the holders of the Series A Preferred Stock.

Section 7. Conversion.

(a) Series A Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 7.

(b) Upon the occurrence of a Change of Control, each holder of the Series A Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem the Series A Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series A Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of the $2,500 per share liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in such sum) by (ii) the Common Stock Price and (B) 7.6923 (the “Share Cap”), subject to Section 7(c).

(c) The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a Common Stock distribution), subdivisions or combinations (in each case, a “Stock Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Stock Split shall be the number of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Stock Split.

(d) For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 17,692,290 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Share Cap and is subject to increase in the event that additional shares of Series A Preferred Stock are issued in the future.

(e) In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Stock shall receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder of Series A Preferred Stock would have owned or been entitled to receive upon the Change of Control had such holder of Series A Preferred Stock held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

(f) No fractional Common Stock shall be issued upon the conversion of Series A Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(g) Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the Series A Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records and notice shall be provided to the Corporation’s Transfer Agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (a) the events constituting the Change of Control; (b) the date of the Change of Control; (c) the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right; (d) the method and period for calculating the Common Stock Price; (e) the Change of Control Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of such notice; (f) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series A Preferred Stock, the holder will not be able to convert such shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (g) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock; (h) the name and address of the paying agent and the conversion agent; and (i) the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right.

(h) The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc. Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 7(g) above to the holders of Series A Preferred Stock.

(i) In order to exercise the Change of Control Conversion Right, a holder of Series A Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates representing the Series A Preferred Stock, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s Transfer Agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series A Preferred Stock to be converted; and (iii) that the shares of Series A Preferred Stock are to be converted pursuant to the applicable terms of the Series A Preferred Stock. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, such notice shall comply with applicable procedures of DTC.

(j) Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s Transfer Agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series A Preferred Stock is held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(k) Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such Series A Preferred Stock, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Corporation elects to redeem Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series A Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $2,500.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

(l) The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(m) Notwithstanding anything to the contrary contained herein, no holder of Series A Preferred Stock will be entitled to convert such Series A Preferred Stock into Common Stock to the extent that receipt of such Common Stock would cause the holder of such Common Stock (or any other person) to violate any of the restrictions on constructive and beneficial ownership contained in Article VII of the Charter.

(n) In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series A Preferred Stock shall receive shall be the form and proportion of the aggregate consideration elected by the holders of the Common Stock who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

Section 8. Ranking.

In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the Series A Preferred Stock shall rank (i) senior to all classes or series of the Corporation’s Common Stock and to all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (ii) on a parity with all equity securities issued by the Corporation in the future the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, and (iii) junior to all equity securities issued by the Corporation in the future the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series A Preferred Stock prior to conversion. All shares of Series A Preferred Stock shall rank equally with one another and shall be identical in all respects.

Section 9. Restrictions on Transfer, Acquisition and Redemption of Shares.

The Series A Preferred Stock is subject to all of the limitations, terms and conditions of the Corporation’s Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter. The foregoing sentence shall not be construed to limit to the Series A Preferred Stock the applicability of any other term or provision of the Charter.

Section 10. Shares of Stock To Be Retired.

All shares of Series A Preferred Stock which shall have been issued and redeemed, purchased or reacquired in any manner by the Corporation shall, after such redemption, repurchase or other reacquisition have the status of authorized but unissued shares of Preferred Stock of the Corporation, without designation as to class or series, until such shares are reclassified by the Board of Directors.

Section 11. Record Holders.

The Corporation and the Transfer Agent may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 12. Listing.

In the event the Series A Preferred Stock is no longer held by the Depositary in depositary form, the Corporation shall use its best efforts to promptly list the Series A Preferred Stock on the NYSE, the NYSE MKT or NASDAQ.

Section 13. Sinking Fund.

The Series A Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 14. Exclusion of Other Rights.

The Series A Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these Articles Supplementary.

Section 15. Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 16. Severability of Provisions.

If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 17. No Preemptive Rights.

No holder of shares of Series A Preferred Stock shall have any preemptive or preferential right to subscribe for, or to purchase, any additional shares of stock of the Corporation of any class or series, or any other security of the Corporation which the Corporation may issue or sell.

FOURTH: The shares of Series A Preferred Stock have been classified and designated by the Board of Directors under the authority contained in Article VI of the Charter.

FIFTH: These Articles Supplementary shall become effective at the time the SDAT accepts these Articles Supplementary for record.

SIXTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SEVENTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

SIGNATURES APPEAR ON NEXT PAGE

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary as of January 22, 2015.

CORENERGY INFRASTRUCTURE TRUST, INC.

/s/ David J. Schulte
By: David J. Schulte
Title: President

ATTEST:

/s/ Rebecca M. Sandring
By: Rebecca M. Sandring
Title: Secretary